UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2006

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 9, 2006, Getty Images, Inc. (the company, we) purchased all of the shares of iStockphoto, Inc. for $50.0 million. iStockphoto, Inc. is a privately held stock photography company located in Calgary, Alberta, Canada that licenses royalty-free imagery exclusively through its websites, www.istockphoto.com and www.istockpro.com. We currently plan to operate this business separate from our core business.

The $50.0 million purchase price was funded from existing cash and cash equivalents balances and consisted of $45.7 million paid to the sellers upon closing (February 9, 2006) and $4.3 million held in escrow. The amounts held in escrow are to be paid to certain key employees (former shareholders of iStockphoto, Inc.) after they complete one to three years of continued service with the company. These key employees have signed employment agreements with the company for these periods in addition to non-compete agreements for a period of 24 months from termination of employment or the closing date of the acquisition, whichever is later.

The majority of the purchase price is expected to be allocated to goodwill and identifiable intangible assets. Final purchase price allocation is expected to be completed during the first quarter of 2006.

ITEM 7.01.	REGULATION FD DISCLOSURE *

On February 9, 2006, iStockphoto, Inc. issued a press release announcing the transaction described in Item 1.01 of this Current Report on Form 8-K. A copy of this press release is attached hereto as Exhibit 99.1.

*	The information furnished under Item 7.01 of this Current Report on Form 8-K, including the exhibit attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any other filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit No.	Description

99.1	Press release of iStockphoto, Inc. dated February 9, 2006 announcing the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ Elizabeth J. Huebner
Elizabeth J. Huebner
Senior Vice President and Chief Financial Officer

Date: February 9, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of iStockphoto, Inc. dated February 9, 2006 announcing the transaction.